UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

BIOAMBER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2017

Dear BioAmber Stockholder:

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of BioAmber Inc. (“BioAmber”) to be held on May 11, 2017 at 8:00 a.m. Eastern Time at the offices of BioAmber Inc., which are located at 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B 4W8.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2017Annual Meeting of Stockholders (the “Notice”) and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in BioAmber. We look forward to seeing you at our Annual Meeting.

Sincerely,

Fabrice Orecchioni

President, Chief Operations Officer and Acting Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save BioAmber the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

BIOAMBER INC.

1250 Rene Levesque West, Suite 4310

Montreal, Quebec, Canada H3B 4W8

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2017

Notice is hereby given that BioAmber Inc. will hold its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on May 11, 2017 at 8:00 a.m. Eastern Time at the offices of BioAmber Inc., which are located at 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B 4W8.

•

To elect two Class I directors, Kurt Briner and Ellen B. Richstone, to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on March 15, 2017 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 15, 2017 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

By Order of the Board of Directors,

Raymond J. Land

Interim Chief Financial Officer

Montreal, Quebec, Canada

March 31, 2017

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2017

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2017 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 8:00 a.m. Eastern Time on May 11, 2017 at the offices of BioAmber Inc., which are located at 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B 4W8. We made this Proxy Statement available to stockholders beginning on March 31, 2017.

In this Proxy Statement the terms “BioAmber,” “the company,” “we,” “us,” and “our” refer to BioAmber Inc. The mailing address of our principal executive offices is BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8.

Record Date	March 15, 2017.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	34,849,577 shares of common stock outstanding as of March 15, 2017.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3) By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)

In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 10, 2017. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of Class I directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as Class I directors.

For Proposal Two, a majority of the votes properly cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) is required to ratify the appointment of Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions, and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. With respect to the ratification of Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, you may vote “for”, “against”, or “abstain” from such proposal.  With respect to the election of directors, you may vote “for” or “withhold” authority to vote on each of these nominees.  Shares voting “withheld” have no effect on the election of directors.  Abstentions are not counted as votes cast and thus will have no effect on such ratification of the appointment of Deloitte LLP.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.  Broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director and for the ratification of the appointment of Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups (JOBS) Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the company's executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Householding

If you are a beneficial owner of our common stock and you receive your proxy materials through Computershare Trust Company, N.A. (“Computershare”), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report on Form 10-K than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit Computershare to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Computershare and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Computershare and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8 or call (514) 844-8000 Ext 260.

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors will expire at the 2018 annual meeting and the term of the Class III directors will expire at the 2019 annual meeting.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (the “NYSE”).

PROPOSAL ONE – ELECTION OF CLASS I DIRECTORS

Nominees

Based on the recommendation of the nominating and corporate governance committee of our Board, our Board has nominated Kurt Briner and Ellen B. Richstone for election as Class I directors to serve for a three-year term expiring at the 2020 annual meeting or until their successors are elected and qualified. Each of the nominees has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES

Nominees for Election for a Three-Year Term Ending at the 2020 Annual Meeting

Kurt Briner, 72, has served on our board of directors since 2009 and was Chairman of our board of directors from 2009 to February 2012. Mr. Briner was President and Chief Executive Officer of Sanofi Pharma S.A. from 1988 until his retirement in 1998 and has since been an independent consultant to pharmaceutical and biotechnology companies. He has over 35 years of experience in the pharmaceutical industry and was a member of the board of directors of Novo Nordisk, Progenics Pharmaceuticals Inc., and Galenica S.A., a European-based pharmaceutical company. Mr. Briner received a diploma from École de Commerce in Basel and Lausanne. We believe that Mr. Briner’s extensive experience in the pharmaceutical and biotechnology industries, his service in senior management and as a board member of large business enterprises and appreciation of business organizations and practices in diverse international cultures qualify him to serve as a member of our board of directors.

    Ellen B. Richstone, 65, has served on our Board since May 2014. Ms. Richstone was the CFO of several public and private companies between 1989 and 2012, including Rohr Aerospace (a Fortune 500 Company) and Executive VP of Darwin Scientific between June 2011 and September 2012. From 2002 to 2004, Ms. Richstone was the President and CEO of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion. Ms. Richstone currently serves on the boards of two other public companies: eMagin Corporation (NYSE:

EMAN) and Superior Industries International Inc. (NYSE: SUP). She has prior experience on both public and private boards and her current private boards include the National Association of Corporate Directors-New England. She chairs the Audit Committee of eMagin. In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the Corporate Directors Group. Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors. We believe that Ms. Richstone’s broad industry experience in technology, industrial and cleantech along with her financial expertise and extensive governance experience qualify her to serve as a member of our board of directors.

Directors Continuing in Office Until the 2018 Annual Meeting

Heinz Haller, 62, has served on our board of directors since 2011. He is Executive Vice President and President of Europe, Middle East, Africa and India of Dow Europe GmbH. He has worked at Dow in various roles from 2006 through the present, from 1987 to 1994 and from 1980 to 1985. From 2002 to 2006, Mr. Haller served as Managing Director of Allianz Capital Partners, GmbH, a private equity firm. Prior to that, he was Chief Executive Officer of both Red Bull Sauber AG, a company that provides automotive research and development services and Sauber Petronas Engineering AG. He has also worked as Managing Director of Plüss-Staufer AG, a chemical distribution company. Mr. Haller is Chairman of the Dow Kokam Board and the Dow AgroSciences Members Committee, as well as a member of the Board of Directors for the Dow Corning Corporation, the Michigan Molecular Institute, and the U.S. India Business Council. Mr. Haller earned a certification in the advanced executive program from University of California at Los Angeles and holds a Master of Business Administration from IMD, Lausanne, Switzerland. We believe Mr. Haller’s experience in leadership roles and knowledge of the chemical industry qualify him to serve as a member of our board of directors.

George F.J. Gosbee, 47, has served on our board of directors since February 2016. He is a founder of AltaCorp Capital, an advisory firm, where he has served as Chairman and Chief Executive officer since 2010. From 2000 to 2010, Mr. Gosbee served as Chairman, President and Chief Executive Officer of Triston Capital Global Inc., a global energy investment firm, which he also founded.  From 2007 to 2015, Mr. Gosbee was the Vice Chairman of Alberta Investment Management Co, an institutional investment fund, where he currently serves as a director.  From 2012 to 2015, Mr. Gosbee served as a director of the TMX Group, an operator of stock exchanges, and from 2009 to 2011, as a director of Chrysler Group LLC.  Mr. Gosbee holds a Bachelor of Commerce degree from the University of Calgary. We believe Mr. Gosbee’s experience as a seasoned investor and his broad industry experience qualify him to serve as a member of our board of directors.

Directors Continuing in Office Until the 2019 Annual Meeting

Jean-François Huc, 53, served as our President and CEO until February 17, 2017, is currently serving as a consultant to us, and has served on our Board since 2008. Mr. Huc was Chief Operating Officer of Diversified Natural Products, Inc. from 2006 until 2008. Earlier in Mr. Huc’s career, he served as CEO of TGN Biotech Inc., a company producing recombinant proteins in transgenic animals, from 2004 to 2005, and MedExact S.A., a company offering web-based promotional services to pharmaceutical companies in the United States and France, from 2000 to 2002. Mr. Huc was Vice President of Alliance Management for Sanofi-Synthelabo S.A. from 1998 to 2000. Prior to Sanofi, he was a Partner with Arthur D. Little, a management consulting firm, from 1995 to 1997, and served in several other consulting and sales roles prior to 1995. Mr. Huc obtained a Master of Business Administration from York University in Toronto and a Bachelor of Science in biochemistry from the University of Western Ontario.   We believe Mr. Huc’s experience in business and his understanding of our company qualify him to serve as a member of our board of directors.

Raymond J. Land, 72, has served on our board of directors since 2011 and has been the Chairman of our board of directors since February 2012. In March 2017, Mr. Land became our Interim Chief Financial Officer. Mr. Land retired after most recently serving as the Senior Vice President and Chief Financial Officer of Clarient, Inc., a cancer diagnostics company, where he worked from 2008 until his retirement. From 2007 to 2008, he was the Senior Vice President and Chief Financial Officer of Safeguard Scientifics, Inc., a venture capital firm. In 2006, Mr. Land was Executive Vice President and Chief Financial Officer of Medcenter Solutions, Inc., a medical education and marketing services company in the pharmaceuticals industry, and from 2005 to 2006, he was Senior Vice President and Chief Financial Officer of Orchid Cellmark Inc., a DNA testing company. Mr. Land also served as Senior Vice President and Chief Financial Officer for Genencor International, Inc., from 1997 until its acquisition in 2005. From 1991 to 1996, he served as Senior Vice President and Chief Financial Officer for West Pharmaceutical Services, Inc. Previously, Mr. Land has also held various positions at Campbell Soup Company, Inc. and at Coopers & Lybrand, an accounting firm. Mr. Land currently serves on the board of directors of Anika Therapeutics, Inc., where he is the chair of the audit committee, and Mountain View Pharmaceuticals, Inc., a privately held pharmaceuticals company. Mr. Land is a Certified Public Accountant (Retired) and received a Bachelor of Business Administration in accounting and finance from Temple University. We believe Mr. Land’s service on the boards of directors and leadership positions at numerous companies in the biotechnology and pharmaceutical industries qualify him to serve as a member of our board of directors.

Kenneth W. Wall, 68, has served on our board of directors since August 2013. Mr. Wall previously served as BioAmber’s Chief Operations Officer from October 2012 to June 2013. From 2011 to October 2012, Mr. Wall served as our Senior Vice President of Manufacturing. From 2005 to 2011, Mr. Wall was a consultant to the chemical industry. In 2004, Mr. Wall was President of Intermediates and Specialty Products business at INVISTA. Prior to 2004, Mr. Wall served in various positions at DuPont since 1974 and culminating as Vice President and General Manager of DuPont’s Nylon Intermediates, Polymers and Specialties division. Mr. Wall’s broad experience includes roles such as Director of Integrated Operations, Director of Manufacturing, Global Business Manager, Plant Superintendent, R&D Director, Product Manager and Staff Engineer. Mr. Wall holds a Ph.D. in chemical engineering from the University of Missouri-Rolla, a Master of Science in chemical engineering from the University of Missouri-Rolla and a Bachelor of Science in chemical engineering from the University of Missouri-Rolla. We believe Mr. Wall’s extensive knowledge of our company and his over 39 years of experience working for and knowledge of the chemical industry qualify him to serve as a member of our board of directors.

Executive Officers

Our executive officers as of March 31, 2017 consisted of the following:

Fabrice Orecchioni, 45, has served as our Chief Operations Officer since January 2014, and effective on February 20, 2017, he became our President and Acting Chief Executive Officer as well. From April 2013 to January 2014, Mr. Orecchioni served as our Senior Vice President of Operations. Mr. Orecchioni previously served as our General Manager (Plants) since January 2012. After joining BioAmber in 2012 to manage the demonstration plant in France, Fabrice was involved in the design of the commercial scale bio-succinic plant in Sarnia, Ontario. Fabrice also served as President of the BioAmber Sarnia joint venture with Mitsui & co., where he managed day to day operations and coordinated global marketing with Mitsui & co.  From 2009 to 2011, Mr. Orecchioni was Plant Manager at Abengoa Bioenergy France S.A., at a plant that produces ethanol and DDGS from grain. From 2007 to 2009, Mr. Orecchioni was Production Manager at Abengoa Bioenergy France. From 2001 to 2007, Mr. Orecchioni was Production Manager at Ajinomoto Foods Europe S.A.S., an amino acid producer. Mr. Orecchioni holds an Executive Master of Business Administration from HEC Paris, a degree in Biotechnology from École de Biologie Industrielle, and a degree in Chemistry from Université Pierre-et-Marie-Curie.

James Millis, 61, has served as our Chief Technology Officer since 2009. Prior to joining the company, Mr. Millis served as Chief Executive Officer of Draths Corporation, a chemical company that focused on manufacturing bio-based materials, from 2007 to 2009. From 2001 to 2007, he served as Technical Director for Cargill’s Industrial Bioproducts business unit. Earlier positions included business and technical leadership roles at Maxygen Inc. and Bio-Technical Resources. Mr. Millis has been involved in the commercial development and scale-up of several technologies, spanning fermentation and chemical catalysis, and is co-inventor on 25 U.S. patents and their foreign equivalents. Mr. Millis holds a Master of Science in chemical engineering from the University of Pittsburgh and a Bachelor of Science in chemical engineering from Cornell University.

Michael A. Hartmann, 50, has served as our Executive Vice President since 2009, and is also President of BioAmber Sarnia since March 2017. From 1998 to 2008, Mr. Hartmann was an Executive Director of Institutional Sales at CIBC World Markets Inc. Prior to that, Mr. Hartmann had business and sales roles at Sprott Securities, Dlouhy Investments Inc. and Thomson Kernaghan & Co. Ltd. Mr. Hartmann received an International Master of Business Administration from York University in Toronto and a Bachelor of Arts from Rollins College.

CORPORATE GOVERNANCE

Board Independence

Our Board has determined that each of our directors, except Mr. Huc as a former Chief Executive Officer, and Mr. Land, as our Interim Chief Financial Officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” in accordance with the rules of NYSE and the Securities and Exchange Commission. The composition and functioning of our Board and each of our committees comply with all applicable requirements of the NYSE and the rules and regulations of the Securities and Exchange Commission. There are no family relationships among any of our directors or executive officers.

Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NYSE’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In addition, a majority of the members of the Board meets the independence standards of the NYSE.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NYSE’s, the SEC’s, and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting, which is available on our website at www.bio-amber.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8, Attention: Chief Financial Officer. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at www.bio-amber.com and/or in our public filings with the Securities and Exchange Commission.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NYSE and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at investor.bio-amber.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2016, the Board held seven meetings and acted by unanimous written consent on six occasions. The Board has three standing committees:

•	the audit committee, which held six meetings in 2016;
•	the compensation committee, which held four meetings in 2016; and
•	the nominating and corporate governance committee, which held two meetings in 2016.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board on which they served (during the periods that they served) during 2016. The Board regularly holds executive sessions of the independent directors. Executive sessions do not include any employee directors of our company.

Directors who qualify as "non-management directors" within the meaning of the NYSE Corporate Governance Standards meet in executive sessions without management at every regularly scheduled Board meeting and at such other times as they deem appropriate. Such independent directors meet in executive session at least once annually. In 2016, our independent directors met in executive session without non-independent directors four times. The director who presides at these meetings are chosen by the non-management directors, and in 2016, this director was Raymond J. Land.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. All of the members of our Board attended our 2016 annual meeting of stockholders on May 19, 2016.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, in connection with our initial public offering and our subsequent public offerings, we established a pricing committee which held meetings in connection with these offerings, and is no longer active. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at investor.bio-amber.com.

Audit Committee

George F. J. Gosbee, Ellen B. Richstone, Heinz Haller and Ken W. Wall currently serve on the audit committee, which is chaired by Ms. Richstone. The composition of this committee meets the requirements for independence under the listing standards of NYSE and the applicable rules of the Securities and Exchange Commission. Our Board has designated each of Mr. Gosbee and Ms. Richstone as an “audit committee financial expert,” as defined under the applicable rules of the Securities and Exchange Commission. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A current copy of the audit committee’s charter is available on our website at investor.bio-amber.com. The audit committee’s responsibilities, as further detailed in the charter, include:

•	overseeing our corporate accounting and financial reporting process, including the work of the independent auditors;
•	evaluating the independent auditor’s qualifications, performance and independence;
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	establishing or recommending policies to our Board with respect to the hiring of current or former employees of the independent auditors;
•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring, reporting to and reviewing with the Board regarding the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•	reviewing quarterly earnings releases; and
•	reviewing annually the audit committee charter and the audit committee’s performance.

Compensation Committee

Kenneth W. Wall, Ellen B. Richstone and George F. J. Gosbee currently serve on the compensation committee, which is chaired by Mr. Gosbee. The composition of this committee meets the requirements for independence under the listing standards of NYSE and the applicable rules of the Securities and Exchange Commission, including the applicable transition rules. Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A current copy of the compensation committee’s charter is available on our website at investor.bio-amber.com. The compensation committee’s responsibilities, as further detailed in the charter, include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;
•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and making recommendations to the Board with respect to director compensation;
•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;
•	reviewing and discussing with the Board corporate succession plans for the chief executive officer and other key officers;
•

exercising sole authority to retain, terminate and approve terms of retention of any consulting firm or other outside advisor on compensation matters used by the compensation committee to assist in the evaluation of director or executive officer compensation; and

•	reviewing annually the compensation committee charter and the compensation committee’s performance.

The compensation committee has the power to delegate its authority to subcommittees, but to date has not delegated any such authority. Our compensation committee evaluates our compensation philosophy and compensation plans and arrangements as circumstances require, and, at a minimum, annually. As part of this review process, our compensation committee applies our values and objectives, while considering the compensation levels needed to ensure our compensation program remains competitive. In reviewing our compensation programs, our compensation committee may take into consideration the recommendations of our Chief Executive Officer (except with respect to his own compensation), as well as compensation data compiled or prepared by compensation consultants.

Nominating and Corporate Governance Committee

Kurt Briner, Ellen B. Richstone, Kenneth W. Wall and George F. J. Gosbee currently serve on the nominating and corporate governance committee, which is chaired by Mr. Briner. The composition of this committee meets the requirements for independence under the listing standards of NYSE and the applicable rules of the Securities and Exchange Commission, including the applicable transition rules. Our nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A current copy of the nominating and corporate governance committee’s charter is available on our website at investor.bio-amber.com. The nominating and corporate governance committee’s responsibilities, as further detailed in the charter, include:

•	developing and recommending to the Board criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	identifying individuals qualified to become members of the Board;
•	recommending to the Board the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the Board a set of corporate governance guidelines;
•	overseeing the evaluation of the Board and management; and

•	reviewing annually the nominating and corporate governance committee charter and the nominating and corporate governance committee’s performance.

Our Board may from time to time establish other committees.

Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as nominees for the Board and as candidates for appointment to the Board’s committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Chief Financial Officer at BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder and Interested Party Communications

Stockholders and interested parties may communicate with our Board by sending correspondence to the Board, a specific committee of our Board or a director c/o our Corporate Secretary, at BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8 or by sending email to TDesbiens@dsl.legal.

Our Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Board Leadership Structure

The positions of chairman of the board and chief executive officer are separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the Board’ oversight responsibilities continue to grow. While our amended and restated by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

In addition, since March 2017, Mr. Gosbee has served as our lead independent director on our Board and vice-chair of the Board.  In these roles, Mr. Gosbee is responsible for coordinating the activities of the independent directors.  Among other things, Mr. Gosbee is tasked with:

•	Call special meetings of the independent directors and chair meetings of independent directors;

•	Act as the principal liaison between the non-employee directors and the chairperson of the board on sensitive issues;

•	Work with the chairperson of the board to develop a schedule of meetings for the board of directors and provide input with respect to meeting agendas for the board of directors and its committees;

•	Advise the chairperson of the board with respect to the quality, quantity and timeliness of the flow of information from Company management;
•	Coordinate and moderate executive sessions of the independent directors; and
•	Perform such other duties as the board of directors may from time to time delegate to the lead independent director.

Board’s Role in Risk Oversight

The Board’ role in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next board meeting. This enables to the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, our compensation committee and Board considered various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices were reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short- and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of criteria; and our Board and compensation committee have the authority to adjust variable compensation as appropriate

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Deloitte LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2017, and we are asking you and other stockholders to ratify this appointment. Deloitte LLP has served as our independent registered public accounting firm since 2009.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Deloitte LLP. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte LLP, we will review our future appointment of Deloitte LLP.

We expect that a representative of Deloitte LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Deloitte LLP for audit, audit-related, tax and all other services rendered for 2016 and 2015:

Fee Category	2016	2015
Audit Fees	$380,106	$552,426
Audit-Related Fees	—	—
Tax Fees	42,642	64,194
All Other Fees	—	—
Total Fees	$422,748	$616,620

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC. As part of the total audit fees, $62,087 and $112,350 were related to our secondary public offering costs for 2016 and 2015, respectively.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our various jurisdictions’ income tax returns.

All Other Fees. This category includes the aggregate fees for products and services by the independent registered public accounting firm that are not reported under “Audit Fees,” “Audit Related Fees,” or “Tax Fees.”

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Report of the Audit Committee of the Board

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that BioAmber specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the four directors whose names appear below. None of the members of the audit committee is an officer or employee of BioAmber, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. The Board has designated each of Ms. Richstone and Mr. Gosbee as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for 2016 and met with management, as well as with representatives of Deloitte LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Deloitte LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board.

In addition, the audit committee received the written disclosures and the letter from Deloitte LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Deloitte LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company’s audited consolidated financial statements for 2016 be included in its Annual Report on Form 10-K for 2016.

Audit Committee

Ellen B. Richstone (Chairperson)

George F. J. Gosbee

Heinz Haller

Kenneth W. Wall

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 15, 2017, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 34,849,577 shares of common stock outstanding as of March 15, 2017. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of March 15, 2017, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage
5% Stockholders
Entities affiliated with Waddell & Reed Financial, Inc.	9,754,874	(1)	28.0%
FCPR Sofinnova Capital VI	4,035,012	(2)	11.3%
Naxamber S.A.	4,270,815	(3)	12.2%
Connor, Clark & Lunn Investment Management Ltd.	2,224,199	(4)	6.0%

Named Executive Officers, Directors and other Executive Officers
Jean-François Huc	1,506,268	(5)	4.2%
Michael A. Hartmann	419,192	(6)	1.2%
James Millis	327,730	(7)	*
Fabrice Orecchioni	234,563	(8)	*
Kurt Briner	299,961	(9)	*
Raymond J. Land	64,125	(10)	*
Heinz Haller	72,625	(11)	*
Kenneth W. Wall	105,443	(12)	*
Ellen B. Richstone	39,000	(13)	*
George F. J. Gosbee	49,000	(14)	*
All executive officers and directors as a group (10 persons)	3,117,907	(15)	8.33%

*	Represents beneficial ownership of less than 1% of our outstanding common stock
(1)

Based on information filed with the SEC on Schedule 13G on February 14, 2017: (i) Ivy Investment Management Company (“IICO”) and Waddell & Reed Investment Management Company (“WRIMCO”) reported beneficial ownership of an aggregate of 5,913,767 shares of common stock and 3,841,107 shares of common stock, respectively. Waddell & Reed, Inc. (“WRI”) is the parent of WRIMCO and Waddell & Reed Financial Services, Inc. (“WRFSI”) is the parent of WRI and, therefore, each of WRI and WRFSI may be deemed to beneficially own the shares of common stock held by WRIMCO by virtue of their direct or indirect control of WRIMCO. Waddell & Reed Financial, Inc. (“WDR”) is the parent of IICO and of WRFSI and, therefore, may be deemed to beneficially own the shares of common stock held by IICO and WRIMCO by virtue of its control of IICO and WRIMCO. The principal business office address of each of IICO, WRIMCO, WRI, WRFSI and WDR is 6300 Lamar Avenue, Overland Park, KS 66202.

(2)

Includes 3,294,037 shares of common stock as reported on Schedule 13D/A filed on February 21, 2017, and 740,975 shares of common stock issuable upon the exercise of warrants within 60 days of March 15, 2017 held by FCPR Sofinnova Capital VI (“SC VI”). SC VI’s address is Sofinnova Partners, 18 rue 4 septembre 75002, Paris, France.

(3)

Includes 3,970,815 shares of common stock and 300,000 shares of common stock issuable upon exercise of warrants within 60 days of March 15, 2017 held by Naxamber S.A. Naxamber S.A.’s address is 40 Boulevard Joseph II, L-1840 Luxembourg 18565299.

(4)

Based on information filed with the SEC on Schedule 13G on February 13, 2017: includes a Special warrant to exercise 2,224,299 common stock. Connor, Clark & Lunn Investment Management Ltd. address is 2300-1111 West Georgia Street, Vancouver, British Columbia, Canada V6E 4M3.

(5)

Includes (i) 174,567 shares of common stock, (ii) 96,701 shares of common stock issuable upon exercise of warrants within 60 days of March 15, 2017, and (iii) 1,235,000 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017.

(6)

Includes (i) 130,143 shares of common stock, (ii) 5,701 shares of common stock issuable upon exercise of warrants within 60 days of March 15, 2017, and (iii) 283,348 shares of common stock issuable upon exercise of options that within 60 days of March 15, 2017.

(7)	Includes 1,100 shares of common stock and 326,630 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017.
(8)	Includes 1,100 shares of common stock and 233,463 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017.
(9)

Includes (i) 152,645 shares of common stock, (ii) 48,290 shares of common stock issuable upon exercise of warrants within 60 days of March 15, 2017, and (iii) 99,026 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017. Mr. Briner’s address is 10 Avenue de Grand Bretagne, 98000, Monaco.

(10)

Includes 1,500 shares of common stock and 62,625 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017. Mr. Land’s address is 325 Point Lobos Drive, Satellite Beach, FL 32937.

(11)

Includes 10,000 shares of common stock and 62,625 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017. Mr. Haller’s address is c/o Dow, 2030 Dow Center, Midland, MI 48674.

(12)

Includes (i) 31,227 shares of common stock and (ii) 74,216 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017. Mr. Wall’s address is 1847 Huntsman Lane, West Chester, PA 19382.

(13)	Includes 39,000 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017. Ms. Richstone’s address is 67 Bullard Road, Weston, MA 02493.
(14)

Includes 25,000 shares of common stock and 24,000 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017. Mr. Gosbee’s address is c/o 410, 585 - 8 Avenue SW, Calgary AB Canada T2P 1G1.

(15)

Includes (i) 527,282 shares of common stock (ii) 150,692 shares of common stock issuable upon exercise of warrants within 60 days of March 15, 2017 and (iii) 2,519,858 shares of common stock issuable upon exercise of options within 60 days of March 15, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2016, all required reports were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

      The following table provides information regarding the compensation awarded to, earned by, or paid to each individual who served as our former CEO and the two most highly-compensated executive officers (other than our former CEO) who were serving as executive officers at the end of the fiscal year ended December 31, 2016. Jean-François Huc resigned as President and CEO of the Company on February 17, 2017. Fabrice Orecchioni was appointed as President and Acting CEO effective February 20, 2017. All of these individuals are collectively referred to as our named executive officers

Summary Compensation Table—2016

		Salary		Bonus	Option Awards	Non-Equity Incentive Plan Compensation		All Other Compen-sation		Total
Name and Principal Position	Year	($)		($)	($) (1)	($)(2)		($)		($)
Jean-François Huc	2016	463,339	(3)	—	555,072	—		33,980	(3) (5)	1,052,391
Former President and CEO	2015	479,712	(4)	—	—	—		35,181	(4) (5)	514,893

James Millis	2016	330,000		—	166,522	—		—		496,522
Chief Technology Officer	2015	330,000		—	—	20,791		—		350,791

Fabrice Orecchioni	2016	276,206	(3)	—	277,536	—		—		553,472
President, Chief Operations Officer and Acting Chief Executive Officer	2015	285,982	(4)	—	—	31,247	(4)	—		317,229

(1)

This column reflects the aggregate grant date fair value of stock option awards granted in 2016 to the named executive officer, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding the effect of estimated forfeitures. See Note 13 to our consolidated financial statements included in our Form-10-K filed on March 16, 2017 for a discussion of the assumptions made by the Company in determining the valuation of equity awards.

(2)	Amount represents bonus earned based on each named executive officer’s achievement of individual and/or corporate goals.
(3)	Amount has been converted to U.S. dollars from Canadian dollars using the average exchange rate for 2016 of CAD 1.00 to USD 1.3243.
(4)	Amount has been converted to U.S. dollars from Canadian dollars using the average exchange rate for 2015 of CAD 1.00 to USD 1.2791.
(5)	Amount represents automobile, life insurance and long term disability insurance policies provided to Mr. Huc pursuant to his employment agreement.

Outstanding Equity Awards at Fiscal Year-End 2016

	Option Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jean-François Huc	77,000	—	1.07	12/8/2018	(1)
	24,500	—	1.07	4/17/2019	(1)
	70,000	—	5.74	7/21/2020	(1)
	213,500	—	10.55	6/27/2021	(1)
	346,875	103,125	6.98	11/11/2023	(2,3)
	100,000	100,000	10.16	12/5/2024	(2,3)
	—	200,000	5.00	1/26/2026	(2,3)

James Millis	21,000	—	5.74	11/12/2019	(1)
	70,000	—	5.74	3/1/2020	(1)
	35,000	—	5.74	1/12/2021	(1)
	66,500	—	10.55	6/27/2021	(1)
	61,667	18,333	6.98	11/11/2023	(4)
	25,000	25,000	10.16	12/5/2024	(5)
	—	60,000	5.00	1/26/2026	(6)

Fabrice Orecchioni	35,000	—	10.55	6/26/2023	(1)
	104,062	30,938	6.98	11/11/2023	(4)
	30,000	30,000	10.16	12/5/2024	(5)
	—	100,000	5.00	1/26/2026	(6)

(1)	The option has fully vested as of December 31, 2016.
(2)	The vesting of all unvested awards as of his departure date, February 17, 2017, were accelerated as of that day.
(3)	The expiration date of those options was modified as of the later of the actual option expiration date and February 17, 2022.
(4)	The option vests over four years as follows: 25% vested on November 11, 2014, with the remainder vesting in equal monthly installments over the 36 months thereafter.
(5)	The option vests over four years as follows: 25% vested on December 5, 2015, with the remainder vesting in equal monthly installments over the 36 months thereafter.
(6)	The option vests over four years as follows: 25% vested on January 26, 2017, with the remainder vesting in equal monthly installments over the 36 months thereafter.

Employment Agreements; Potential Payments upon Termination or Change in Control

As of December 31, 2016, we were party to the following employment agreements and other agreements with our named executive officers.

Jean-François Huc. During the year ended December 31, 2016, pursuant to the employment agreement with our wholly-owned Canadian subsidiary, Mr. Huc served as our Chief Executive Officer, and was entitled to an initial annual base salary of CAD $310,000 and was eligible to earn a cash bonus with a target equal to 50% of base salary (which was subsequently increased to 60%). In addition, in the event of a change in control transaction, Mr. Huc may elect, if so requested by the Company, to either (A) continue as an employee on terms at least as advantageous as those in the employment agreement for at least one year following such transaction, (B) continue on a consulting basis in a non-management role for at least one year following such transaction on terms at least as advantageous as those in the employment agreement or (C) agree to a noncompetition covenant with the acquiring entity for one year following such transaction.  For purposes of Mr. Huc’s agreement, a “transaction” is defined as the sale or merger of all or substantially all of the assets of the Company or the sale, assignment, transfer or issuance of shares of the Company such that one shareholder of the Company holds either (i) over 50% of the issued shares of the Company or (ii) the right to designate a majority of the directors of the board of the Company.  Pursuant to that employment agreement, in the event that Mr. Huc is terminated by us for any reason other than for “cause” (as defined in the agreement) or as a result of death or disability, he was entitled to receive a severance payment in lieu of notice of an amount equal to 12 months’ base salary (or 24 months’ base salary if such termination occurs within 12 months before or after a change of control transaction). In addition, if Mr. Huc’s employment is terminated by us for any reason other than for cause or if his employment terminates upon his death, any stock options and restricted stock outstanding would immediately vest in full (and such options would be exercisable for three years thereafter). Pursuant to the employment agreement, Mr. Huc was subject to a post-termination confidentiality covenant for 10 years, as well as post-termination nonsolicitation of employees and noncompetition covenants for 12 months (which we may increase to 24 months if Mr. Huc resigns for any reason, in which case we would pay Mr. Huc an amount equal to 12 months’ base salary).

Mr. Huc resigned as our President and CEO on February 17, 2017. Mr. Huc entered into a mutual separation and consulting agreement with BioAmber Canada on February 17, 2017. Pursuant to the agreement, as consideration for a general release of claims against the Company and related parties, Mr. Huc will receive (i) a retiring allowance amounting to CAD$658,600, less applicable deductions required by law under retiring allowance provisions; (ii) a bonus payment for the year 2017 corresponding to 70% of his current base salary, namely CAD$461,020 less applicable withholdings and deductions required by law; and (iii) immediate vesting of stock options, including restricted stock options, already granted as of the separation date.  In addition, Mr. Huc has agreed to provide consulting services to us for a period of six months following the separation date in order to provide an orderly transition of his duties. Mr. Huc will be paid a monthly consulting fee of US$20,000, plus applicable taxes. During the consulting term, Mr. Huc will continue to participate in our group insurance plan. A non-competition and non-solicitation period will be in effect for a period of 18 months after the separation date, inclusive of any consulting term.

James Millis. Mr. Millis entered into an employment agreement with our wholly-owned Canadian subsidiary on August 1, 2010. Pursuant to the employment agreement, Mr. Millis serves as our Chief Technology Officer, is entitled to an initial annual base salary of USD 240,000 and is eligible to earn a cash bonus with a target equal to 35% of base salary (which was subsequently increased to 40%). The agreement also provides Mr. Millis with an initial equity grant of an option to purchase 2,000 shares of our common stock. In addition, in the event of a change in control transaction, Mr. Millis may elect, if so requested by the Company, to either (A) continue as an employee on terms at least as advantageous as those in the employment agreement for at least one year following such transaction, or (B) agree to a noncompetition covenant with the acquiring entity for one year following such transaction. For purposes of Mr. Millis’ agreement, a “transaction” is defined as the sale or merger of all or substantially all of the assets of the Company or the sale, assignment, transfer or issuance of shares of the Company such that one shareholder of the Company holds either (i) over 50% of the issued shares of the Company or (ii) the right to designate a majority of the directors of the board of the Company.

The agreement term is indefinite.  Mr. Millis may terminate the agreement at any time by giving six months’ written notice to the Company. In the event that Mr. Millis is terminated by us for any reason other than for “cause” (as defined in the agreement) or as a result of death or disability, he will be entitled to receive a severance payment in lieu of notice of an amount equal to 12 months’ base salary (or 24 months’ base salary if such termination occurs within 12 months before or after a change of control transaction). In addition, if Mr. Millis’s employment is terminated by us for any reason other than for cause or if his employment terminates upon his death, any stock options and restricted stock outstanding will immediately vest in full (and such options will be exercisable for three years thereafter). Pursuant to the agreement, Mr. Millis is subject to a post-termination confidentiality covenant for 10 years, as well as post-termination nonsolicitation of employees and noncompetition covenants for 12 months (which we may increase to 24 months if Mr. Millis resigns for any reason, in which case we will pay Mr. Millis an amount equal to 12 months’ base salary).

Fabrice Orecchioni. Mr. Orecchioni entered into an employment agreement with us on September 13, 2011, which was subsequently amended on April 1, 2013 and June 10, 2013. Mr. Orecchioni currently serves as our President, Chief Operations Officer and Acting Chief Executive Officer. Pursuant to the employment agreement, Mr. Orecchioni is entitled to an initial annual base salary equal to CAD 210,000 and is eligible to earn a cash bonus with a target equal to 35% of base salary (which was subsequently increased to 45%). The Company also provides Mr. Orecchioni with Company-subsidized health insurance.

The agreement term is indefinite. Mr. Orecchioni may terminate the agreement at any time by giving three months’ written notice to the Company. In the event that Mr. Orecchioni is terminated by us for any reason other than for “cause” (as defined in the agreement) or as a result of death, he will be entitled to receive a severance payment in lieu of notice of an amount equal to three months’ base salary. In addition, if Mr. Orecchioni’s employment is terminated by us for any reason other than for cause any vested stock options and restricted stock outstanding will be exercisable for six months thereafter, and will be exercisable between 12 and 24 months, in case his employment terminates upon his death or invalidity.  Pursuant to the agreement, Mr. Orecchioni is subject to a post-termination confidentiality covenant for 10 years, as well as post-termination nonsolicitation of employees and noncompetition covenants for 12 months.

Current Base Salaries

For 2016, our named executive officers’ base salaries were set as follows: for Mr. Huc, $463,339, effective January 1, 2016; for Mr. Millis, $330,000, effective January 1, 2016; and for Mr. Orecchioni $276,206, effective January 1, 2016. For Messrs. Huc and Orecchioni, these amounts have been converted to U.S. dollars from Canadian dollars using the average exchange rate for 2016 of CAD 1.00 to USD 1.3243.

Cash Bonus

We believe that a meaningful portion of total compensation should be at risk, in part through annual cash bonuses. This helps to align our executives’ interests with the interests of stockholders and incentivizes our executives to drive profitable growth of our business. Our executives’ employment agreements do not provide for guaranteed cash bonuses; however, they do provide for target annual cash bonus opportunities.

We use annual cash bonuses to motivate our executives to achieve, and reward them for achieving, annual corporate and individual goals. Each executive has a bonus target which is equal to a percentage of his or her annual base salary. The more senior the position, the higher the target percentage.

Our performance is evaluated by our compensation committee and CEO at the completion of each fiscal year, when they review our results against the corporate goals established at the beginning of the fiscal year. The individual performance factor of the bonus is measured by our CEO’s, or in the case of our CEO’s performance, our compensation committee’s, assessment of the overall performance of each such executive. The evaluation by the CEO takes into account the executive’s position within the Company and the corporate goals over which that executive has control or influence.

The following table sets forth the annual cash bonus targets and awards for our named executive officers for 2016:

Named Executive Officer	Target Bonus (% of base salary)	Cash bonus Awarded ($)
Jean-François Huc	60%	—
James Millis	40%	—
Fabrice Orecchioni	45%	—

Given that that the 2016 corporate objectives were not fully achieved, the compensation committee determined not to award any incentive bonus to the named executives officers for 2016 for the portion of the bonus based on achievement of corporate objectives. The Board determined that Mr. Huc's cash bonus amount would be based solely on the attainment of corporate objectives, with no personal objective component and, accordingly, Mr. Huc was awarded no incentive bonus for 2016.

The compensation committee determined to award 2016 incentive bonuses to Messrs. Millis and Orecchioni in the form of options to purchase common stock rather than in cash based on our need to conserve cash in a difficult and volatile macro-environment.

Based on achievement of his personal goals for 2016, Mr. Millis was awarded a bonus in the form of a stock option to purchase an aggregate of 60,686 shares of common stock.  Such option vests monthly over one year from the grant date of February 9, 2017 and has an aggregate grant date fair value of $145,740, calculated in accordance with FASB 718, excluding the effect of estimated forfeitures.  See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 16, 2017 for a discussion of the assumptions made by us in determining the valuation of equity awards.

Based on achievement of his personal goals for 2016, Mr. Orecchioni was awarded a bonus in the form of a stock option to purchase an aggregate of 51,351 shares of common stock.  Such option vests monthly over one year from the grant date of February 9, 2017 and has an aggregate grant date fair value of $123,321, calculated in accordance with FASB 718, excluding the effect of estimated forfeitures.  See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 16, 2017 for a discussion of the assumptions made by us in determining the valuation of equity awards.

401(k) Plan and Registered Retirement Savings Plan (RRSP)

We maintain a 401(k) plan in which substantially all of our U.S.-based employees are entitled to participate. We also maintain a RRSP that our Canadian-based employees are entitled to participate. For both respective plans, employees contribute their own funds, as pre-tax salary deductions. Contributions can be made up to plan limits subject to government limitations. The plan permits us to make matching contributions should we so choose. To date, we have not made matching contributions although we may choose to do so in the future.

Director Compensation

In 2016, our non-employee directors received fees for their services as members of our Board. On November 7, 2013, our Board approved a compensation package to be paid to non-employee directors, including an annual fee of $70,000 for the Chairman of the Board, an annual fee of $55,000 for a board member who is also the chairman of a committee, and an annual fee of $40,000 for all other board members, as well as a stock option grant every two years to acquire 10,500 shares of our common stock per year to be made at the anniversary dates of the initial election of each board member. The non-employee directors may also elect to receive additional stock options in lieu of the cash portion of their compensation package. On February 11, 2015, our Board approved a compensation package for the members of the CAPEX committee, including an annual fee of $15,000 for the chairman and $7,500 for the other members, for their services provided in 2014, and until the dissolution of the committee. No meeting of this committee occurred in 2016, and no amounts were paid to these committee members for their service on this committee in 2016. In addition, on March 19, 2015, our Board approved a change to the Board compensation policy, effective January 1, 2015, to permit Board members to receive shares in lieu of their annual cash compensation. We reimburse each member of our Board who is not a company employee for reasonable travel and other expenses in connection with attending meetings of the Board. A director who is also our employee receives no additional compensation for his service as a member of our Board. During fiscal year 2016, Mr. Huc was our employee. See Executive Compensation – “Summary Compensation Table – 2016” above for additional information regarding the compensation paid to Mr. Huc during fiscal year 2016.

The following table provides compensation information for the fiscal year ended December 31, 2016 for each member of our Board who was a non-employee director during that year. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Kurt Briner (3)	62,500	53,859	116,359
Heinz Haller (4)	62,500	53,859	116,359
Raymond J. Land (5) (6)	92,500	53,859	146,359
Henry Linsert, Jr. (7)	6,897	—	6,897
Ellen Richstone (8)	55,000	53,859	108,859
Kenneth W. Wall (9)	55,000	53,859	108,859
George F. J. Gosbee (10)	47,014	68,435	115,449

(1)

This column reflects the aggregate grant date fair value of stock option awards granted in 2016 to the non-employee directors, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 13 to our consolidated financial statements included in our Form 10-K filed on March 16, 2017 for a discussion of the assumptions made by the Company in determining the valuation of equity awards.

(2)

On May 19, 2016 our Board approved a grant of an option to acquire 24,000 shares of our common stock to each of our non-employee board members. The option vests as follows: 25% vested on August 19, 2016, 25% vested November 19, 2016, 25% vested on February 19, 2017 and 25% will vest on May 19, 2017.

(3)	As of December 31, 2016, Mr. Briner held options to purchase 105,026 shares of our common stock.
(4)	As of December 31, 2016, Mr. Haller held options to purchase 68,625 shares of our common stock.
(5)	As of December 31, 2016, Mr. Land held options to purchase 68,625 shares of our common stock.
(6)

On March 28, 2017, Mr. Land became our Interim Chief Financial Officer and an employee of our company. Pursuant to our agreement with Mr. Land for such employment, Mr. Land is entitled to a salary of $21,250 per month.

(7)	As of December 31, 2016, Mr. Linsert held options to purchase 18,375 shares of our common stock. Mr. Linsert resigned from the Board on February 22, 2016.
(8)	As of December 31, 2016, Ms. Richstone held options to purchase 45,000 shares of our common stock.
(9)	As of December 31, 2016, Mr. Wall held options to purchase 80,216 shares of our common stock.
(10)

As of December 31, 2016, Mr. Gosbee held options to purchase 30,000 shares of our common stock. On February 22, 2016, our Board approved a grant of an option to acquire 6,000 shares of our common stock to Mr. Gosbee. The options vested on May 15, 2016.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company. We are not aware of any officers or directors that have entered into a trading plan in accordance with Rule 10b5-1 and our policy governing transactions in our securities.

We anticipate that, as permitted by Rule 10b5-1 and our policy governing transactions in our securities, some or all of our officers, directors and employees may establish trading plans in the future. We intend to disclose the names of executive officers and directors who establish a trading plan in compliance with Rule 10b5-1 and the requirements of our policy governing transactions in our securities in our future quarterly and annual reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission. However, we undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

Compensation Committee Interlocks and Insider Participation

During 2016, Messrs. Land, Haller, Briner and Gosbee served as members of our compensation committee. On February 22, 2016, Mr. Henry Linsert, a former member of our board of directors, resigned from his position as a director and as a member of our compensation committee, and was replaced by George F. J. Gosbee. On May 19, 2016, Raymond J. Land was elected to the compensation committee. On February 11, 2017, Heinz Haller and Kurt Briner left the committee and Ellen B. Richstone was elected, and George F. J. Gosbee was named chairman of the compensation committee. On March 28, 2017, Raymond J. Land left the committee and Kenneth Wall was elected to the committee. No member of the compensation committee was an employee or officer of BioAmber during 2016, a former officer of BioAmber, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the Board performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the Board performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Board.

Report of the Compensation Committee of the Board

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that BioAmber specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the Executive Compensation section with management. Based on the review and discussions, the compensation committee recommended to the Board that the Executive Compensation section be included in this Proxy Statement for the 2017 Annual Meeting of Stockholders.

Compensation Committee

George F. J. Gosbee (Chairperson)

Kenneth Wall

Ellen B. Richstone

PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on our common stock between May 9, 2013 (the date of our initial public offering) and December 31, 2016, with the cumulative total return for the S&P Small-Cap 600 Index and the NASDAQ Clean Edge Green Energy Index over the same period. This graph assumes the investment of $100 on May 9, 2013 in our common stock and in the S&P Small-Cap 600 Index and the NASDAQ Clean Edge Green Energy Index and assumes the reinvestment of dividends, if any. The graph assumes our closing sales price on May 9, 2013 of $8.40 per share as the initial value of our common stock and not the initial offering price to the public of $10.00 per unit.

The comparisons shown in the graph below are based upon historical data. We caution that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of our common stock.

RELATED PARTY AND OTHER TRANSACTIONS

Certain Relationships and Transactions

Other than as described below, and other than compensation agreements and other arrangements which are discussed in the section “Executive Compensation,” in 2016, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

During 2016, Mitsui, beneficial owner of approximately 4.0%, of our common stock as of March 15, 2017, invested additional capital amounting to approximately $CAD 25.0 million into BioAmber Sarnia Inc., which increased Mitsui’s share ownership to approximately 40%, pursuant to our second amended joint venture agreement with Mitsui in connection with our facility in Sarnia, Ontario.

Entities affiliated with Waddell & Reed Financial, Inc., one of our 5% stockholders, purchased an aggregate of $10.0 million of our common stock in connection with our underwritten public offering in January 2016.

In connection with our offerings completed in December 2016, AltaCorp Capital Inc. acted as our financial advisor.  In addition, in connection with our offering completed in January 2017, AltaCorp Capital Inc. was one of the Canadian underwriters. Mr. Gosbee is the Chairman and Chief Executive Officer of AltaCorp Capital Inc., and also a member of our board of directors.  The decision of AltaCorp Capital Inc. to participate in the offerings was made independently of Mr. Gosbee and the offerings were not required or suggested by Mr. Gosbee. The terms and pricing of the offerings were determined solely by negotiation among us and the placement agents and underwriters in those offerings, which included H.C. Wainwright & Co., LLC and the Canadian underwriters. Mr. Gosbee did not participate in the deliberations of our board with respect to the approval of the offerings and abstained from voting thereon. AltaCorp Capital Inc. did not receive any benefit from the offerings except for its portion of the underwriting discounts and commissions as described below.  In our December 2016 offerings, AltaCorp Capital Inc. received an aggregate of $317,836, which represented 40% of the discounts and commissions that we paid to the underwriter and placement agent in those offerings. In our January 2017 offering, AltaCorp Capital Inc. received an aggregate of $241,500, which represented 20% of the discounts and commissions that we paid to the underwriter in this offering.

Procedures for Approval of Related Party Transactions

Our Board or our audit committee reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8, not

later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 30, 2017. Such proposals must be delivered to our Secretary, c/o BioAmber Inc., 1250 Rene Levesque West, Suite 4310, Montreal, Quebec, Canada H3B4W8.

PROXY The Board recommends you vote FOR the nominees listed in Proposal 1 and FOR Proposal 2:	Please mark your votes like this	☒

1.						To elect the following Class I Director Nominees

	Ellen B. Richstone				☐ FOR	☐ WITHOLD
	Kurt Briner				☐ FOR	☐ WITHOLD

2.						To ratify the appointment of Deloitte LLP as BioAmber’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

☐	FOR	☐	AGAINST	☐	ABSTAIN

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here (see reverse for instructions).										☐

Please indicate if you plan to attend this meeting							YES	☐	NO	☐

This proxy, when properly executed, will be voted in the manner directed by you.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	,	2017.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

☐ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ☐

As a stockholder of BioAmber Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 10, 2017.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:

Go to www.envisionreports.com/BIOA Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Call – 1 (800) 653-VOTE (8683) Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF BIOAMBER INC.

The undersigned hereby appoints Fabrice Orecchioni and Raymond J. Land as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of BioAmber Inc. (the “Company”) standing in the name of the undersigned on March 15, 2017, with all powers which the undersigned would possess if present at the 2017 Annual Meeting of Stockholders of the Company to be held on May 11, 2017 or at any adjournment or postponement thereof. Receipt of the Notice of the 2017 Annual Meeting of Stockholders and Proxy Statement and the 2016 Annual Report is hereby acknowledged.

In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P. M. Eastern Time on May 10, 2017 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2017 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2017 Annual Meeting of Stockholders of the Company.

Address Change /

Comments

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

☐ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ☐

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 11, 2017

The proxy statement and our Annual Report on Form 10-K

are available at www.edocumentview.com/BIOA.